Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                           Three
                          Months
                           Ended
                         March 31,      Year Ended December 31,
                        -----------     ---------------------------------------
                        1997   1996     1996     1995     1994     1993    1992
                        ----   ----     ----     ----     ----     ----    ----
  Earnings:
  Income before
  income taxes and
  extraordinary item(a) $479   $484   $1,955   $  897   $1,280   $1,045  $  963

Add:
  Fixed charges ........ 138    103      460      344      315      315     346

Less:
  Capitalized interest    35     25      118       93       78       61      52
                        ----   ----   ------   ------   ------   ------  ------
  Total earnings .......$582   $562   $2,297   $1,148   $1,517   $1,299  $1,257
                        ====   ====   ======   ======   ======   ======  ======

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium(a) ...........$108   $ 75   $  349   $  242   $  231   $  239  $  270

Interest portion of
  operating lease
  rentals(b) ...........  30     28      111      102       84       76      76
                        ----   ----   ------   ------   ------   ------  ------
   Total fixed charges  $138   $103   $  460   $  344   $  315   $  315  $  346
                        ====   ====   ======   ======   ======   ======  ======
Ratio of earnings to
  fixed charges ........4.22   5.46     4.99     3.34     4.82     4.12    3.63
                        ====   ====   ======   ======   ======   ======  ======

  (a) Includes distributions on subsidiary Trust mandatorily redeemable preferred securities.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.